As filed with the Securities and Exchange Commission on August 22, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BHP Group Limited

(Exact name of Registrant as specified in its charter)

Victoria, Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

171 Collins Street

Melbourne, Victoria 3000, Australia

Tel. No.: +61-3-9609-3333

(Address, including zip code, of principal executive offices)

BHP Group Limited Equity and Cash Incentive Plan Rules

BHP Group Limited Global Employee Share Plan

(Full title of the Plans)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Tel. No.: 302-738-6680

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

John E. Estes, Esq.

Waldo D. Jones, Jr., Esq.

Sullivan & Cromwell

Level 20, 101 Collins Street

Melbourne, Victoria 3000, Australia

Tel. No.: +61-3-9635-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed by BHP Group Limited (“BHP Group” or the “registrant”) relating to the registration of an aggregate of 10,000,000 ordinary shares of BHP Group, no par value per share, consisting of (i) 8,000,000 ordinary shares for issuance under the BHP Group Limited Equity and Cash Incentive Plan Rules (the “Plan Rules”) and (ii) 2,000,000 ordinary shares for issuance under the BHP Group Limited Global Employee Share Plan (“Shareplus”), which in each case may be evidenced by American Depositary Receipts. Each American Depositary Receipt represents two ordinary shares of BHP Group.

Concurrently with its filing of this Registration Statement, the registrant is filing a post-effective amendment to each of (i) the registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 7, 2002 (File No. 333-100496), pertaining to the BHP Billiton Limited Group Incentive Scheme, (ii)  the registration statement on Form S-8 filed with the Commission on March 23, 2007 (File No. 333-141531) to register the offer and sale of 5,000,000 ordinary shares under the BHP Billiton Limited Global Employee Share Plan, (iii)  the registration statement on Form S-8 filed with the Commission on July 17, 2009 (File No. 333-160636) to register the offer and sale of 5,000,000 ordinary shares under the BHP Billiton Limited Executive Incentive Plan and Group Short Term Incentive Plan and (iv) the registration statement on Form S-8 filed with the Commission on September 20, 2018 (File No. 333-227431) to register the offer and sale of an additional 20,000,000 ordinary shares under the BHP Billiton Limited Executive Incentive Plan and an indeterminate number of plan interests under the BHP Billiton Limited Global Employee Share Plan, in each case to deregister all ordinary shares and associated plan interests previously registered with respect to the BHP Billiton Limited Group Incentive Scheme, BHP Billiton Limited Global Employee Share Plan, BHP Billiton Limited Executive Incentive Plan and Group Short Term Incentive Plan, as applicable.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement, as required by Rule 428(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with or furnished to the Commission pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), by BHP Group Limited (“BHP Group”) are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

•	the Annual Report on Form 20-F of BHP Group for the fiscal year ended June 30, 2025 (File No.: 001-09526), as filed with the Commission on August 22, 2025 (the “2025 Form 20-F”); and

•	the description of BHP Group’s ordinary shares contained in Exhibit 2.1 to the 2025 Form 20-F and any amendment or report filed with the Commission for the purpose of updating the description.

All reports and other documents filed by BHP Group pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and reports furnished by BHP Group on Form 6-K to the extent that they indicate on their cover pages that they are incorporated by reference into this Registration Statement, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of BHP Group Limited’s constitution and the Corporations Act 2001 of Australia (“Corporations Act”), as such provisions relate to the indemnification of the directors and officers of the registrant. This description is intended only as a summary and is qualified in its entirety by reference the constitution and the Corporations Act.

Rule 146 of the Constitution of BHP Group Limited requires the company to indemnify, to the extent permitted by law, its directors, secretaries and executive officers against liability incurred in, or arising out of, the conduct of the business of the company or the discharge of the duties of the relevant director, secretary or executive officer.

In accordance with this requirement, BHP Group Limited has entered into “Deeds of Indemnity, Insurance and Access” with each of its directors. In addition, BHP Group has a policy that it will, as a general rule, support and hold harmless an employee, including an employee appointed as a director of a subsidiary, who, while acting in good faith, incurs personal liability to others as a result of working for BHP Group.

The directors and officers of BHP Group Limited and its duly authorized United States representative are insured against certain liabilities, including certain insured liabilities under United States securities laws, which they may incur in their capacity as such under a liability insurance policy carried by the BHP Group.

BHP Group has insured against amounts that it may be liable to pay to directors, company secretaries or certain employees (including former officers) pursuant to the constitution of BHP Group Limited, which BHP Group otherwise agrees to pay by way of indemnity (“Directors and Officers insurance”). The Directors and Officers insurance policy also insures directors, company secretaries and some employees (including former officers) against certain liabilities (including legal costs) they may incur in carrying out their duties. BHP Group has paid premiums for this Directors and Officers insurance.

There are certain provisions of the Corporations Act that restrict BHP Group Limited from indemnifying directors, secretaries and executive officers or paying a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) in certain circumstances. These are described below.

Australian law and Corporations Act

Section 199A(1) of the Corporations Act provides that a company or a related body corporate must not exempt a person (whether directly or through an interposed entity) from a liability to the company incurred as an officer of the company.

Section 199A(2) of the Corporations Act provides that a company or a related body corporate must not indemnify a person (whether by agreement or by making a payment and whether directly or through an interposed entity) against any of the following liabilities incurred as an officer of the company:

•	a liability owed to the company or a related body corporate;

•	a liability for a pecuniary penalty order or compensation order under specified provisions of the Corporations Act; or

•	a liability that is owed to someone other than the company or a related body corporate that did not arise out of conduct in good faith.

Section 199A(2) does not apply to a liability for legal costs.

Section 199A(3) provides that a company or a related body corporate must not indemnify a person (whether by agreement or by making a payment and whether directly or through an interposed entity) against legal costs incurred in defending an action for a liability incurred as an officer of the company if the costs are incurred:

•	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under Section 199A(2); or

•	in defending or resisting criminal proceedings in which the person is found guilty; or

•

in defending or resisting proceedings brought by the Australian Securities and Investments Commission (“ASIC”) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•	in connection with proceedings for relief to the person under the Corporations Act in which the court denies the relief.

Section 199B of the Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of (i) conduct involving a willful breach of any duty in relation to the company; or (ii) a contravention of the officer’s duties under the Corporations Act not to improperly use their position or make improper use of information obtained as an officer.

For the purpose of Sections 199A and 199B, an “officer” of a company includes:

•	a director or secretary;

•	a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;

•	a person who has the capacity to significantly affect the company’s financial standing; and

•	a person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits that are filed with or incorporated by reference into this Registration Statement are set out in the exhibit index below.

Item 8.	Undertakings.

The registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Constitution of BHP Group Limited, incorporating the amendments approved by shareholders at the 2022 General Meeting of BHP Group Limited on January 20, 2022 (incorporated by reference to Exhibit 1.1 to BHP Group Limited’s Annual Report on Form 20-F (File No.: 001-09526) filed with the Securities and Exchange Commission on September 6, 2022)

4.2	Second Amended and Restated Deposit Agreement, dated as of July 2, 2007, by and among BHP Group Limited, Citibank N.A., as Depositary, and the holders and beneficial owners of American depositary shares issued thereunder (incorporated by reference to Exhibit (a) to the BHP Group Limited Registration Statement on Form F-6 (File No. 333-152047) filed with the Securities and Exchange Commission on July 1, 2008)

4.3	Amendment No. 1 to the Second Amended and Restated Deposit Agreement, dated as of August 3, 2022, among BHP Group Limited, Citibank N.A., as Depositary, and the holders and beneficial owners of American depositary shares issued thereunder (incorporated by reference to Exhibit (a)(i) to the BHP Group Limited Registration Statement on Form F-6 (File No. 333-287944) filed with the Securities and Exchange Commission on June 11, 2025)

4.4	BHP Group Limited Equity and Cash Incentive Plan Rules, adopted on September 25, 2023 (incorporated by reference to Exhibit 4.2 to BHP Group Limited’s Annual Report on Form 20-F (File No.: 001-09526) filed with the Securities and Exchange Commission on August 30, 2024)

4.5	BHP Group Limited Global Employee Share Plan, as amended on August 14, 2025*

5.1	Opinion of Herbert Smith Freehills Kramer regarding the legality of the securities being registered*

23.1	Consent of Herbert Smith Freehills Kramer (included in Exhibit 5.1)*

23.2	Consent of Ernst & Young*

23.3	Consents of Qualified Persons for Technical Report Summary for Minera Escondida Limitada included as Exhibit 96.1 to BHP Group Limited’s Annual Report on Form 20-F (File No.: 001-09526) filed with the Securities and Exchange Commission on August 22, 2025*

23.4	Consents of Qualified Persons for Technical Report Summary for Western Australia Iron Ore included as Exhibit 96.2 to BHP Group Limited’s Annual Report on Form 20-F (File No.: 001-09526) filed with the Securities and Exchange Commission on August 22, 2025*

23.5	Consents of Qualified Persons for Technical Report Summary for Jansen Potash Project included as Exhibit 96.3 to BHP Group Limited’s Annual Report on Form 20-F (File No.: 001-09526) filed with the Securities and Exchange Commission on August 22, 2025*

24.1	Power of Attorney (included in the signature pages of the Registration Statement)*

107	Calculation of Filing Fee Table*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BHP Group Limited certifies that it has reasonable grounds to believe that all the requirements for filing on Form S-8 are met and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia, on August 22, 2025.

BHP GROUP LIMITED

By:	/s/ Stefanie Wilkinson
Name:	Stefanie Wilkinson
Title:	Group General Counsel and Group Company Secretary

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each Director (other than, in the case of the Directors, himself or herself), and Stefanie Wilkinson, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of the registrant and in the capacities indicated below on August 22, 2025:

Signature	Title

/s/ Ross McEwan	Chair
Ross McEwan

/s/ Mike Henry	Director and Chief Executive Officer
Mike Henry

/s/ Xiaoqun Clever-Steg	Director
Xiaoqun Clever-Steg

/s/ Gary Goldberg	Director
Gary Goldberg

/s/ Michelle Hinchliffe	Director
Michelle Hinchliffe

/s/ Don Lindsay	Director
Don Lindsay

/s/ Christine O’Reilly	Director
Christine O’Reilly

/s/ Catherine Tanna	Director
Catherine Tanna

/s/ Dion Weisler	Director
Dion Weisler

/s/ Vandita Pant	Chief Financial Officer
Vandita Pant

/s/ Emma Stone	Principal Accounting Officer/Controller
Emma Stone

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of America, has signed this Registration Statement on Form S-8 in the United States on August 22, 2025.

Authorized Representative in the United States

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director